Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation Announce Redemption of 8 1/2% Notes Due 2015

Middletown, NY - September 14, 2012 - Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that they have called for redemption the entire outstanding principal amount of their 8 1/2% Senior Notes due 2015 (the “Notes”). The redemption date for the Notes is October 15, 2012 (the “Redemption Date”). In accordance with the redemption provisions of the Notes and the related indenture, the Notes will be redeemed at a price equal to $1,014.17 for each $1,000 principal amount outstanding. The aggregate principal amount of Notes outstanding is approximately $425 million, and the redemption price for all outstanding Notes is approximately $431 million. The October 15, 2012 interest payment will be made in the usual manner and interest on the Notes will cease to accrue on and after the Redemption Date.

The Notes are to be surrendered to Deutsche Bank Trust Company Americas, as paying agent. For information, call 1-800-735-7777.

This announcement does not constitute an offer to purchase or redeem the Notes.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

Mediacom Communications Corporation

100 Crystal Run Road — Middletown, NY 10941 — 845-695-2600 — Fax 845-695-2639